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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  NINE MONTHS                 THREE MONTHS
                                              ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                            ------------------------    ------------------------
                                             1998(a)         1997          1998          1997
                                            ----------    ----------    ----------    ----------
SHARE INFORMATION REFLECTS AN ADJUSTMENT
  FOR A COMMON STOCK SPLIT IN THE FORM OF
  A 50 PERCENT COMMON STOCK DIVIDEND PAID
  JULY 31, 1998.
Numerator:
Net income (applicable to common stock)...  $2,759,613    $2,447,748    $  931,070    $  840,318
                                            ==========    ==========    ==========    ==========
Denominator:
Average outstanding shares used in the
  computation of per share earnings:
  Common Stock............................   1,138,675     1,138,687     1,138,664     1,138,684
  Common stock in treasury................     (88,997)      (84,827)      (88,672)      (86,606)
                                            ----------    ----------    ----------    ----------
Average outstanding shares -- basic.......   1,049,678     1,053,860     1,049,992     1,052,078
                                            ----------    ----------    ----------    ----------
Stock options (treasury stock method).....       4,957         4,761         5,037         4,749
Stock purchase plan.......................          69            61            83            69
                                            ----------    ----------    ----------    ----------
Average outstanding shares -- diluted.....   1,054,704     1,058,682     1,055,112     1,056,896
                                            ----------    ----------    ----------    ----------
Net income per share:
  Basic...................................  $     2.63    $     2.32    $     0.89    $     0.80
                                            ----------    ----------    ----------    ----------
  Diluted.................................  $     2.62    $     2.31    $     0.89    $     0.79
                                            ----------    ----------    ----------    ----------

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(a) The number of common shares outstanding as of September 30, 1998 was
    1,049,959,401.
    The number of common shares that would have been outstanding as of September 30, 1998 assuming the exercise or issuance of all potentially dilutive common shares is 1,054,754,786.